Filed Pursuant to Rule 433

Registration No. 333-155009

June 8, 2010

FINAL TERM SHEET

Dated June 8, 2010

4.125% Notes due September 11, 2015

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	$800,000,000

Maturity Date:	September 11, 2015

Coupon:	4.125%

Interest Payment Dates:	Semi-annually on each March 11 and September 11, commencing March 11, 2011

Price to Public:	99.574% of principal amount

Benchmark Treasury:	2.125% due 05/31/2015

Benchmark Treasury Yield:	1.963%

Spread to Benchmark Treasury:	+225 bps

Yield:	4.213%

Settlement Date (T+3):	June 11, 2010

CUSIP / ISIN:	02209S AK9 / US02209SAK96

Anticipated Ratings:	Baa1 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc.

Co-Managers:

CastleOak Securities, L.P.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

J.P. Morgan Securities Inc.

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or Deutsche Bank Securities Inc. toll free at 1-800-503-4611.